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Exhibit (a)(1)(D)

        Offer to Purchase for Cash
All Outstanding Shares of Common Stock

of

The Medicines Company

at
$85.00 Net Per Share in Cash
Pursuant to the Offer to Purchase
Dated December 5, 2019
by

Medusa Merger Corporation

an indirect wholly owned subsidiary of

NOVARTIS AG

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THE DAY OF FRIDAY, JANUARY 3, 2020, UNLESS THE OFFER IS EXTENDED.

December 5, 2019

To Brokers, Dealers, Banks, Trust Companies and other Nominees:

        Medusa Merger Corporation, a Delaware corporation ("Purchaser") and an indirect wholly owned subsidiary of Novartis AG, a company organized under the laws of Switzerland ("Parent"), and Parent have appointed Innisfree M&A Incorporated to act as the information agent in connection with Purchaser's offer to purchase all outstanding shares of common stock, par value $0.001 per share (the "Shares"), of The Medicines Company, a Delaware corporation (the "Company"), at a price of $85.00 per Share, net to the seller in cash (the "Offer Price"), without interest thereon and subject to any tax withholding, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated December 5, 2019 (as it may be amended from time to time, the "Offer to Purchase") and in the related Letter of Transmittal (which collectively constitute the "Offer") enclosed herewith.

        Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

        THE COMPANY'S BOARD OF DIRECTORS HAS UNANIMOUSLY (I) DECLARED THE MERGER AGREEMENT (AS DEFINED IN THE OFFER TO PURCHASE) AND THE TRANSACTIONS CONTEMPLATED THEREBY (THE "TRANSACTIONS"), INCLUDING THE OFFER AND THE MERGER (AS DEFINED BELOW), ADVISABLE AND IN THE BEST INTERESTS OF THE COMPANY AND THE COMPANY'S STOCKHOLDERS, (II) APPROVED THE EXECUTION, DELIVERY AND PERFORMANCE BY THE COMPANY OF THE MERGER AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS, INCLUDING THE OFFER AND THE MERGER, ON THE TERMS AND SUBJECT TO THE CONDITIONS SET FORTH IN THE MERGER AGREEMENT, (III) DETERMINED TO RECOMMEND THAT THE STOCKHOLDERS OF THE COMPANY (OTHER THAN PARENT AND ITS SUBSIDIARIES) ACCEPT THE OFFER AND TENDER THEIR SHARES TO PURCHASER PURSUANT TO THE OFFER, (IV) ASSUMING THE ACCURACY OF THE REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER SET FORTH IN SECTION 5.10 OF THE MERGER AGREEMENT, RESOLVED TO TAKE ALL ACTIONS NECESSARY SO THAT THE RESTRICTIONS ON BUSINESS COMBINATIONS AND STOCKHOLDER VOTE REQUIREMENTS CONTAINED IN SECTION 203

OF THE DELAWARE GENERAL CORPORATION LAW ("DGCL") AND ANY OTHER APPLICABLE LAW WITH RESPECT TO A "MORATORIUM," "CONTROL SHARE ACQUISITION," "BUSINESS COMBINATION," "FAIR PRICE" OR OTHER FORMS OF ANTI-TAKEOVER LAWS OR REGULATIONS THAT MAY PURPORT TO BE APPLICABLE, WILL NOT APPLY TO THE COMPANY WITH RESPECT TO OR AS A RESULT OF THE MERGER AGREEMENT OR THE TRANSACTIONS AND (V) AGREED AND AUTHORIZED THAT THE MERGER BE GOVERNED BY SECTION 251(H) OF THE DGCL AND CONSUMMATED AS SOON AS PRACTICABLE FOLLOWING THE CONSUMMATION OF THE OFFER.

        The conditions of the Offer are described in Section 14 of the Offer to Purchase.

        For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, enclosed herewith are copies of the following documents:

  1.
  Offer to Purchase, dated December 5, 2019;

  2.
  Letter of Transmittal to be used by stockholders of the Company in accepting the Offer, including Form W-9;

  3.
  The Company's solicitation/recommendation statement on Schedule 14D-9;

  4.
  a printed form of letter that may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of a nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

  5.
  Notice of guaranteed delivery to be used to accept the Offer if certificates representing the Shares and all other required documents cannot be delivered to American Stock Transfer & Trust Company, LLC (the "Depositary") prior to the Offer Expiration Time (as defined below), if the procedure for delivery by book-entry transfer cannot be completed prior to the Offer Expiration Time, or if time will not permit all required documents to reach the Depositary prior to the Offer Expiration Time; and

  6.
  return envelope addressed by mail to: American Stock Transfer & Trust Company, LLC Operations Center, Attn: Reorganization Department, 6201 15th Avenue, Brooklyn, New York 11219.

        The Offer is not subject to any financing condition. The Offer is conditioned on, among other things, there being validly tendered pursuant to the Offer and "received" by the "depository" (as such terms are defined in Section 251(h) of the DGCL) and not properly withdrawn prior to 12:00 Midnight, New York City time, at the end of the day of Friday, January 3, 2020 (unless the Offer is extended), the number of Shares that (together with any Shares owned by Parent and its affiliates) represent at least a majority of Shares outstanding at the date and time (the "Offer Expiration Time") at which the Offer expires by its terms (the "Minimum Tender Condition"). The Offer is also subject to certain other conditions set forth in the Offer to Purchase, including the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the absence of a legal restraint making consummation of the Offer or the Merger illegal or otherwise prohibited or imposing a Substantial Detriment (as defined in the Merger Agreement), and other customary conditions as described in Section 14—"Conditions of the Offer" of the Offer to Purchase. A summary of the principal terms of the Offer appears on pages 1-8 of the Offer to Purchase.

        We urge you to contact your clients promptly. Please note that the Offer and any withdrawal rights will expire at 12:00 Midnight, New York City time, at the end of the day of Friday, January 3, 2020, unless extended.

        The Company's board of directors has unanimously (i) declared the Merger Agreement and the Transactions, including the Offer and the Merger, advisable and in the best interests of the Company and the Company's stockholders, (ii) approved the execution, delivery and performance by the Company of the Merger Agreement and the consummation of the Transactions, including the Offer and the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, (iii) determined to recommend that the stockholders of the Company (other than Parent and its subsidiaries) accept the Offer and tender their Shares to Purchaser pursuant to the Offer, (iv) assuming the accuracy of the representations and warranties of Parent and Purchaser set forth in Section 5.10 of the Merger Agreement, resolved to take all actions necessary so that the restrictions on business combinations and stockholder vote requirements contained in Section 203 of the DGCL and any other applicable law with respect to a "moratorium," "control share acquisition," "business combination," "fair price" or other forms of anti-takeover laws or regulations that may purport to be applicable, will not apply to the Company with respect to or as a result of the Merger Agreement or the Transactions and (v) agreed and authorized that the Merger be governed by Section 251(h) of the DGCL and consummated as soon as practicable following the consummation of the Offer.

        Purchaser is making the Offer pursuant to an Agreement and Plan of Merger, dated as of November 23, 2019 (the "Merger Agreement"), by and among Parent, Purchaser and the Company. Following the completion of the Offer, Purchaser will be merged with and into the Company (the "Merger") without a vote of the stockholders of the Company in accordance with Section 251(h) of the DGCL, the Company will survive the Merger as an indirect wholly owned subsidiary of Parent, and each Share not previously purchased in the Offer (other than (i) Shares that at the effective time of the Merger (the "Effective Time") are owned by the Company, Parent, Purchaser, any other subsidiary of Parent or any subsidiary of the Company or that are held in the Company's treasury and (ii) Shares that are outstanding immediately prior to the Effective Time and that are held by a Company stockholder who properly demands and perfects appraisal rights under Delaware law) will be converted into the right to receive the Offer Price in cash, without interest and subject to any tax withholding.

        For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to Purchaser and not properly withdrawn as, if and when Purchaser gives notice to the Depositary of Purchaser's acceptance for payment of the Shares in the Offer. In all cases, payment for Shares accepted for payment in the Offer will be made only after timely receipt by the Depositary of (i) the certificates for the Shares, together with a Letter of Transmittal, properly completed and duly executed (or a manually executed facsimile thereof), with any required signature guarantees, or (ii) in the case of a transfer effected under the book-entry transfer procedures described in Section 3 of the Offer to Purchase—"Procedure for Tendering Shares," either a Letter of Transmittal, properly completed and duly executed (or manually executed facsimile thereof), with any required signature guarantees, or an Agent's Message as described in Section 3—"Procedure for Tendering Shares" of the Offer to Purchase and any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when Share certificates with respect to Shares are actually received by the Depositary. Under no circumstances will interest be paid on the Offer Price for the Shares, regardless of any extension of the Offer or any delay in making payment.

        Purchaser is not aware of any jurisdiction in which the making of the Offer or the tender of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. If Purchaser becomes aware of any jurisdiction in which the making of the Offer would not be in compliance with applicable law, Purchaser will make a good faith effort to comply with any such law. If, after such good faith effort, Purchaser cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

        To tender certificated Shares, the certificates representing such Shares, together with a properly completed and duly executed Letter of Transmittal (or manually executed facsimile thereof), must be delivered to the Depositary for the Offer, before the Offer expires. If Shares are held in street name, such Shares can be tendered by a nominee through the Depositary. To tender Shares held in book-entry form, either a Letter of Transmittal, properly completed and duly executed (or manually executed facsimile thereof), with any required signature guarantees, or an Agent's Message (as defined below), and any other required documents, must be received by the Depositary for the Offer, before the Offer expires pursuant to the book-entry procedures described in Section 3—"Procedure for Tendering Shares—Book-Entry Transfer" of the Offer to Purchase.

        Neither Purchaser nor Parent will pay any fees or commissions to any broker or dealer or other person (other than to Innisfree M&A Incorporated in its capacity as Information Agent and American Stock Transfer & Trust Company, LLC in its capacity as the Depositary, as described in the Offer to Purchase) for making solicitations or recommendations in connection with the Offer. You will be reimbursed by Purchaser for customary mailing and handling expenses incurred by you in forwarding the enclosed materials to your customers.

        Your prompt action is requested. We urge you to contact your clients as promptly as possible. The Offer and withdrawal rights will expire at 12:00 Midnight, New York City time, at the end of the day of Friday, January 3, 2020, unless the Offer is extended.

        If a stockholder desires to tender Shares in the Offer and the Share certificates and all other required documents cannot be delivered to the Depositary prior to the Offer Expiration Time, if the procedure for delivery by book-entry transfer cannot be completed prior to the Offer Expiration Time, or if time will not permit all required documents to reach the Depositary prior to the Offer Expiration Time, the stockholder's tender may still be effected by following the guaranteed delivery procedures set forth in the Offer to Purchase and the Letter of Transmittal.

        Questions and requests for additional copies of the enclosed materials may be directed to the Information Agent at the address and telephone numbers set forth on the back cover of the enclosed Offer to Purchase.

Very truly yours,
Innisfree M&A Incorporated

        NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON THE AGENT OF PURCHASER, PARENT, THE DEPOSITARY OR THE INFORMATION AGENT OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER NOT CONTAINED IN THE OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL.

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  Exhibit (a)(1)(D)